Exhibit 1

JOINT FILING STATEMENT

PURSUANT TO RULE 13D-1(K)(1)

The undersigned hereby consent and agree to the joint filing of Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the Common Stock, par value $0.0001 of Axonics Modulation Technologies, Inc., together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Joint Filing Statement pursuant to Rule13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule13G.

This Joint Filing Statement may be terminated by any of the undersigned upon written notice or such lesser period of notice as the undersigned may mutually agree.

Dated: January 28, 2019
RTW Investments, LP

	By:	/s/ Roderick Wong
Roderick Wong, Managing Partner

Roderick Wong

	By:	/s/ Roderick Wong
Roderick Wong, Individually